October 2025

Pricing Supplement No. 11,250

Registration Statement Nos. 333-275587; 333-275587-01

Dated October 24, 2025

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Market Linked Securities—Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the KraneShares CSI China Internet ETF (the “underlying”)

￭The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest, do not guarantee the repayment of principal and are subject to potential automatic call prior to the maturity date upon the terms described below. The securities have the terms described in the accompanying product supplement for principal at risk securities and prospectus, as supplemented or modified by this document.

￭Automatic Call. The securities will be automatically called if the fund closing price of the underlying on the call date is greater than or equal to the starting price for a call payment equal to the face amount plus the call premium of 18.75% of the face amount. No further payments will be made on the securities once they have been called.

￭Maturity Payment Amount. If the securities are not automatically called prior to maturity, you will receive at maturity a cash payment per security as follows:

￭If the ending price of the underlying is greater than the starting price, you will receive a maturity payment amount equal to the face amount plus a positive return equal to 150% of the percentage increase in the price of the underlying from the starting price.

￭If the ending price of the underlying is equal to or less than the starting price, but greater than or equal to 75% of the starting price, which we refer to as the threshold price, you will receive a maturity payment amount of $1,000 per $1,000 security.

￭If the ending price of the underlying is less than the threshold price, you will have full downside exposure to the decrease in the price of the underlying from its starting price, and you will lose more than 25%, and possibly all, of your initial investment.

￭The maturity payment amount may be significantly less than the face amount, and you could lose your entire investment.

￭The securities are for investors who are willing to risk their principal and forgo current income in exchange for the possibility of receiving a call payment greater than the face amount if the fund closing price of the underlying is greater than or equal to the starting price on the call date or maturity payment amount greater than the face amount if the ending price of the underlying is greater than the starting price on the calculation day.

￭If the securities are automatically called prior to maturity, investors will not participate in any appreciation of the underlying.

￭The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment

￭These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in the underlying.

The current estimated value of the securities is $947.10 per security. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying, instruments based on the underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 4.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$25.75	$974.25
Total	$1,558,000	$40,118.50	$1,517,881.50

(1)Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $25.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2)In respect of certain securities sold in this offering, we may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3)See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated November 16, 2023 Prospectus dated April 12, 2024

Morgan Stanley	Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Final Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	October 27, 2028, subject to postponement if the calculation day is postponed
Underlying:	KraneShares CSI China Internet ETF (the “underlying”)
Fund underlying index:	The CSI Overseas China Internet Index
Fund underlying index publisher:	China Securities Index Company Limited (“CSI”), or any successor thereof
Automatic call:

If, on the call date, the fund closing price of the underlying is greater than or equal to the starting price, the securities will be automatically called for the call payment on the call settlement date.

The securities will not be automatically called on the call settlement date if the fund closing price of the underlying is less than the starting price on the call date.

If the securities are automatically called, the positive return on the securities will be limited to the call premium, even if the fund closing price of the underlying on the call date significantly exceeds the starting price. If the securities are automatically called, you will not participate in any appreciation of the underlying.

Call payment:

The call payment will be an amount in cash per face amount of $1,187.50, which corresponds to a call premium of 18.75% of the face amount. No further payments will be made on the securities once they have been called.

Call date:	October 29, 2026*
Call settlement date:	Three business days after the call date.*
Maturity payment amount:

If the securities are not automatically called prior to maturity, you will be entitled to receive on the maturity date a cash payment per security as follows:

￭if the ending price of the underlying is greater than the starting price:

$1,000 + ($1,000 × fund return × participation rate)

￭if the ending price of the underlying is equal to or less than the starting price but greater than or equal to the threshold price:

$1,000

￭if the ending price of the underlying is less than the threshold price:

$1,000 + ($1,000 × fund return)

Under these circumstances, you will lose more than 25%, and possibly all, of your investment.

Participation rate:	150%
Starting price:	$40.57, which is the fund closing price of the underlying on the pricing date
Ending price:	The fund closing price of the underlying on the calculation day
Threshold price:	$30.4275, which is equal to 75% of the starting price
Calculation day:	October 24, 2028*, subject to postponement for non-trading days and certain market disruption events.
Fund return:	(ending price – starting price) / (starting price)
Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	October 24, 2025
Original issue date:	October 29, 2025 (3 business days after the pricing date)
Adjustment factor:

1.0, subject to adjustment in the event of certain events affecting the underlying. See “General Terms of the Securities—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation” in the accompanying product supplement.

CUSIP / ISIN:	61779PUK9 / US61779PUK91
Listing:	The securities will not be listed on any securities exchange.

October 2025 Page 2

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

* Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement for principal at risk securities.

October 2025 Page 3

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date is less than $1,000 per security. We estimate that the value of each security on the pricing date is $947.10.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying, instruments based on the underlying, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the call payment amount and the threshold price, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

October 2025 Page 4

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Investor Considerations

The Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028 (the “securities”) may be appropriate for investors who:

￭believe that the fund closing price of the underlying will be greater than or equal to the starting price on the call date;

￭seek the potential for a fixed return if the underlying has appreciated at all as of the call date in lieu of 150% leveraged participation in any potential appreciation of the underlying;

￭if the securities are not automatically called prior to maturity, seek exposure to 150% of the positive performance of the underlying if the ending price of the underlying is greater than the starting price;

￭understand that if the fund closing price of the underlying is less than the starting price on the call date and the ending price of the underlying is less than the starting price on the calculation day, they will not receive any positive return on their investment in the securities, and that if the fund closing price of the underlying on the calculation day has declined by more than 25% from the starting price, they will lose more than 25%, and possibly all, of the face amount of their securities at maturity;

￭understand that the term of the securities may be as short as approximately one year, and that if the securities are automatically called, no further payments will be made on the securities once they have been called;

￭understand and are willing to accept the full downside risks of the underlying;

￭are willing to forgo interest payments on the securities and dividends on the underlying; and

￭are willing to hold the securities until maturity.

The securities are not designed for, and may not be an appropriate investment for, investors who:

￭seek a liquid investment or are unable or unwilling to hold the securities to maturity;

￭require full payment of the face amount of the securities at maturity;

￭believe that the fund closing price of the underlying will be less than the starting price on the call date or the calculation day;

￭seek a security with a fixed term;

￭are unwilling to accept the risk that, if the fund closing price of the underlying is less than the starting price on the call date or, if the securities are not automatically called prior to maturity, the calculation day, they will not receive any positive return on their investment in the securities;

￭are unwilling to accept the risk that, if the securities are not automatically called prior to maturity, the price of the underlying on the calculation day may decline by more than 25% from the starting price to the ending price, in which case they will lose more than 25%, and possibly all, of the face amount of their securities at maturity;

￭seek current income;

￭are unwilling to accept the risk of exposure to the underlying;

￭are unwilling to accept our credit risk; or

￭prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement for risks related to an investment in the securities. For more information about the underlying, please see the section titled “KraneShares CSI China Internet ETF Overview” below.

October 2025 Page 5

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Determining Timing and Amount of Payment on the Securities

The timing and amount of the payment you will receive will be determined as follows:

October 2025 Page 6

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Hypothetical Payout Profile

The hypothetical payout profile below illustrates the call payment or maturity payment amount on the securities, as applicable, for a range of hypothetical performances of the underlying from the starting price to the fund closing price on the call date or the calculation day, as applicable.

Call date
Hypothetical Maturity Payment Amount
Underlying
Security Return
60%
40%
20%
0%
-20%
-40%
-60%
-80%
-100%
Call Date (Call Premium: 18.75%)
-100%
-90%
-80%
-70%
-60%
-50%
-40%
-30%
-20%
-10%
0%
10%
20%
30%
40%
50%
60%
70%
-25%
Hypothetical Percentage Change in the Fund Closing Price of the Underlying on the Call Date or the Calculation Day

October 2025 Page 7

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Scenario Analysis and Examples of Hypothetical Payments on the Securities

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. Whether the securities are automatically called prior to maturity will be determined by reference to the fund closing price of the underlying on the call date, and the maturity payment amount will be determined by reference to the fund closing price of the underlying on the calculation day. The actual call payment, starting price and threshold price are set forth under “Final Terms” above. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the securities are subject to our credit risk. The below examples are based on the following terms*:

Investment term:	Approximately 3 years
Call payment:

The call payment will be an amount in cash per face amount (corresponding to a return of approximately 18.75% of the face amount), as follows:

●Call date: $1,187.50

No further payments will be made on the securities once they have been called.

Hypothetical starting price:	$100
Hypothetical threshold price:	$75, which is 75% of the hypothetical starting price
Participation rate:	150%

* The hypothetical starting price of 100 for the underlying has been chosen for illustrative purposes only and does not represent the actual starting price of the underlying. The actual starting price is set forth under “Final Terms” above. For historical data regarding the actual fund closing prices of the underlying, see the historical information set forth herein.

Automatic Call:

Example 1 — The securities are automatically called following the call date.

Date	Fund Closing Price	Payment (per Security)
Call date	$125 (greater than or equal to the starting price)	$1,187.50

In this example, on the call date, the fund closing price of the underlying is greater than or equal to the starting price. Therefore, the securities are automatically called on the call settlement date. Investors will receive a payment of $1,187.50 per security on the call settlement date. No further payments will be made on the securities once they have been called, and investors do not participate in the appreciation in the underlying.

October 2025 Page 8

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

How to calculate the payment investors will receive at maturity:

In the following examples, the fund closing price of the underlying is less than the starting price on the call date, and, consequently, the securities are not automatically called prior to maturity.

	Fund Closing Price	Maturity Payment Amount (per Security)
Example 1	$110 (greater than the starting price)	$1,000 + ($1,000 × fund return × participation rate) = $1,000 + ($1,000 × 10% × 150%) = $1,150
Example 2	$95 (less than the starting price but greater than or equal to the threshold price)	$1,000
Example 3	$30 (less than the threshold price)	$1,000 + ($1,000 × fund return) = $1,000 + ($1,000 × -70%)= $300

In example 1, the ending price of the underlying is greater than the starting price. Therefore, investors receive at maturity the face amount plus a return reflecting 150% of the appreciation of the underlying. Investors receive $1,150 per security at maturity.

In example 2, the ending price is less than the starting price but greater than or equal to the threshold price. Therefore, investors receive a maturity payment amount equal to the face amount of $1,000 per security, representing a 0% return over the 3-year term of the securities.

In example 3, the ending price of the underlying is less than the threshold price. Therefore, investors are fully exposed to the negative performance of the underlying and will receive a maturity payment amount that is less than the face amount of the securities. The maturity payment amount is $300 per security, representing a loss of 70% on your investment over the 3-year term of the securities.

If the securities are not automatically called prior to maturity and the ending price of the underlying is less than the threshold price on the calculation day, you will be fully exposed to the decline in the fund closing price of the underlying. You may lose more than 25%, and possibly all, of your investment.

October 2025 Page 9

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee the return of the face amount of your securities at maturity. The terms of the securities differ from those of ordinary debt securities in that they do not pay interest or guarantee the return of the face amount of your securities at maturity. If the securities have not been automatically called and if the ending price of the underlying is less than the threshold price, you will lose more than 25%, and possibly all, of your investment.

￭If the securities are automatically called prior to maturity, the appreciation potential of the securities is limited by the fixed call payment specified for the call date. If the fund closing price of the underlying is greater than or equal to the starting price on the call date, the securities will be automatically called. In this scenario, the appreciation potential of the securities is limited to the fixed call payment specified on the call date, and no further payments will be made on the securities once they have been called. In addition, if the securities are automatically called prior to maturity, you will not participate in any appreciation of the underlying, which could be significant. Moreover, the fixed call payment may be less than the maturity payment amount you would receive for the same level of appreciation of the underlying had the securities not been automatically called and instead remained outstanding until maturity.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the price of the underlying on any day, including in relation to the starting price and threshold price, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

othe trading price and volatility (frequency and magnitude of changes in value) of the underlying,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying or the securities markets generally and which may affect the price of the underlying, odividend rates on the underlying or the stocks composing the CSI Overseas China Internet Index (the “fund underlying index”),

othe time remaining until the securities mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe occurrence of certain events affecting the underlying that may or may not require an adjustment to the adjustment factor, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the face amount of $1,000 per security if the price of the underlying at the time of sale is near or below the threshold price or if market interest rates rise.

You cannot predict the future performance of the underlying based on its historical performance. If the securities are not automatically called prior to maturity and the ending price of the underlying is less than the threshold price, you will be exposed to the decline in the fund closing price of the underlying. See “KraneShares CSI China Internet ETF Overview” below.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under

October 2025 Page 10

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Investing in the securities is not equivalent to investing in the underlying or the stocks composing the fund underlying index. Investing in the securities is not equivalent to investing in the underlying, the fund underlying index or the stocks that constitute the fund underlying index. Investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying or the stocks that constitute the fund underlying index.

￭Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic call feature of the securities. If the securities are automatically called prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be called at any point other than the specified call settlement date.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting price, the

October 2025 Page 11

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

threshold price, the ending price, whether the securities will be called on the call settlement date and will calculate the amount of cash you receive at maturity if the securities are not automatically called prior to maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending price in the event of a market disruption event or certain adjustments to the adjustment factor. These potentially subjective determinations may adversely affect the payout to you at maturity. For further information regarding these types of determinations, see “General Terms of the Securities—Market Disruption Events,” “—Anti-dilution Adjustments Relating to a Fund; Alternate Calculation,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlying or the fund underlying index), including trading in the underlying and in other instruments related to the underlying or the fund underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the calculation day approaches. Some of our affiliates also trade the underlying or the stocks that constitute the fund underlying index and other financial instruments related to the fund underlying index and other financial instruments related to the underlying on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting price, and, therefore, could increase (i) the price at or above which the underlying must close on the call date so that the securities are automatically called for the call payment and (ii) the threshold price for the underlying, which is the price at or above which the underlying must close on the calculation day so that you do not suffer a loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the price of the underlying on the call date, and, accordingly, whether we call the securities prior to maturity and the amount of cash you will receive at maturity.

￭The maturity date may be postponed if the calculation day is postponed. If the scheduled calculation day is not a trading day or if a market disruption event occurs on that day so that the calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the securities will be postponed to the third business day following that calculation day as postponed.

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlying to which the securities are linked.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information About the Securities—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. As discussed in the Tax Disclosure Sections, there is a risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. In addition, there is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the tax treatment of a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

October 2025 Page 12

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Risks Relating to the Underlying

￭The securities are subject to risks associated with the internet sector. All or substantially all of the equity securities constituting the underlying are issued by companies whose primary line of business is directly associated with the internet sector. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Investments in internet companies may be volatile. Internet companies are subject to intense competition, the risk of product obsolescence, changes in consumer preferences and legal, regulatory and political changes. They are also especially at risk of hacking and other cybersecurity events. In addition, it can be difficult to determine what qualifies as an internet company. These factors could affect the internet sector and could affect the value of the equity securities constituting the underlying and the price of one underlying share during the term of the securities, which may adversely affect the value of the securities.

￭There are risks associated with investments in securities linked to the value of foreign (and especially emerging markets) equity securities. The price of the underlying tracks the performance of the CSI Overseas China Internet Index, which measures the value of foreign (and especially emerging markets) equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. In addition, the stocks that are included in the CSI Overseas China Internet Index and that are generally tracked by the underlying have been issued by companies in various emerging markets countries, which pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭The securities are subject to currency exchange risk. Because the price of the underlying tracks the performance of the CSI Overseas China Internet Index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities represented in the underlying, the price of the underlying will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments between countries; and

othe extent of governmental surpluses or deficits in represented in the CSI Overseas China Internet Index and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the CSI Overseas China Internet Index and the United States and other countries important to international trade and finance.

October 2025 Page 13

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

￭The performance and market price of the underlying, particularly during periods of market volatility, may not correlate with the performance of the fund underlying index, the performance of the component securities of the fund underlying index or the net asset value per share of the underlying. The underlying does not fully replicate the fund underlying index and may hold securities that are different than those included in the fund underlying index. In addition, the performance of the underlying will reflect additional transaction costs and fees that are not included in the calculation of the fund underlying index. All of these factors may lead to a lack of correlation between the performance of the underlying and the fund underlying index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities constituting the underlying may impact the variance between the performances of underlying and the fund underlying index. Finally, because the shares of the underlying are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the underlying may differ from the net asset value per share of the underlying.

In particular, during periods of market volatility, or unusual trading activity, trading in the securities constituting the underlying may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the underlying may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the underlying, and their ability to create and redeem shares of the underlying may be disrupted. Under these circumstances, the market price of shares of the underlying may vary substantially from the net asset value per share of the underlying or the level of the fund underlying index.

For all of the foregoing reasons, the performance of the underlying may not correlate with the performance of the fund underlying index, the performance of the component securities of the fund underlying index or the net asset value per share of the underlying. Any of these events could materially and adversely affect the price of the shares of the underlying and, therefore, the value of the securities. Additionally, if market volatility or these events were to occur on the final determination date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination may affect the payment at maturity of the securities. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based on the published closing price per share of the underlying on the final determination date, even if the underlying’s shares are underperforming the fund underlying index or the component securities of the fund underlying index and/or trading below the net asset value per share of the underlying

￭Adjustments to the underlying or the fund underlying index could adversely affect the value of the securities. The investment adviser to the underlying, Krane Funds Advisors, LLC (the “Investment Adviser”), seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the CSI Overseas China Internet Index. Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the KraneShares CSI China Internet ETF. Any of these actions could adversely affect the price of the underlying and, consequently, the value of the securities. China Securities Index Company Limited (“CSI”) is responsible for calculating and maintaining the CSI Overseas China Internet Index. CSI may add, delete or substitute the stocks constituting the CSI Overseas China Internet Index or make other methodological changes that could change the value of the CSI Overseas China Internet Index. CSI may discontinue or suspend calculation or publication of the CSI Overseas China Internet Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued CSI Overseas China Internet Index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. Any of these actions could adversely affect the price of the CSI Overseas China Internet Index, and, consequently, the price of the underlying and the value of the securities.

￭The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the shares of the underlying. MS & Co., as calculation agent, will adjust the adjustment factor for certain events affecting the underlying. However, the calculation agent will not make an adjustment for every event that could affect the underlying. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the securities may be materially and adversely affected. The determination by the calculation agent to adjust, or not to adjust, the adjustment factor may materially and adversely affect the value of the securities.

￭Historical prices of the underlying should not be taken as an indication of the future performance of the underlying during the term of the securities. No assurance can be given as to the price of the underlying at any time, including on the calculation day, because historical prices of the underlying do not provide an indication of future performance of the underlying.

October 2025 Page 14

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

KraneShares CSI China Internet ETF Overview

The KraneShares CSI China Internet ETF is an exchange-traded fund of KraneShares Trust (“KraneShares”), a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a specific foreign equity securities index, which we refer to as the underlying index with respect to the KraneShares CSI China Internet ETF. The underlying index is currently the CSI Overseas China Internet Index. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by KraneShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-180870 and 811-22698, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither the issuer nor the agent makes any representation that any such publicly available information regarding the KraneShares CSI China Internet ETF is accurate or complete.

The following graph sets forth the daily fund closing prices of the underlying for the period from January 1, 2020 through October 24, 2025. The fund closing price of the underlying on October 24, 2025 was $40.57. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The underlying has at times experienced periods of high volatility. You should not take the historical prices of the underlying as an indication of its future performance, and no assurance can be given as to the fund closing price of the underlying at any time, including on the call date or the calculation day.

KraneShares CSI China Internet ETF Daily Closing Prices January 1, 2020 to October 24, 2025

This document relates only to the securities referenced hereby and does not relate to the underlying. We have derived all disclosures contained in this document regarding KraneShares from the publicly available documents described above. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to KraneShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding KraneShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying (and therefore the price of the underlying at the time we priced the securities) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning KraneShares could affect the value received with respect to the securities and therefore the value of the securities.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying.

October 2025 Page 15

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

We and/or our affiliates may presently or from time to time engage in business with KraneShares. In the course of such business, we and/or our affiliates may acquire non-public information with respect to KraneShares, and neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying. The statements in the preceding two sentences are not intended to affect the rights of investors in the securities under the securities laws. As a purchaser of the securities, you should undertake an independent investigation of KraneShares as in your judgment is appropriate to make an informed decision with respect to an investment linked to the underlying.

The CSI Overseas China Internet Index. The CSI Overseas China Internet Index is a modified free float-adjusted market capitalization-weighted index that is designed to measure the overall performance of overseas-listed Chinese Internet companies. For additional information, see “Annex A—The CSI Overseas China Internet Index.”

October 2025 Page 16

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

Tax considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

Because the securities are linked to shares of exchange-traded funds, although the matter is not clear, there is a risk that an investment in the securities will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the securities could be recharacterized as ordinary income (in which case an interest charge will be imposed). Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the securities. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for principal at risk securities for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for principal at risk securities, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on our determination that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for principal at risk securities and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the potential application of the constructive ownership rule, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

October 2025 Page 17

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for principal at risk securities, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $25.75 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $20.00 per security. In addition to the selling concession allowed to WFA, WFS may pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to “agent” refer to each of MS & Co. and WFS, as agents for this offering, except that references to “agent” in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Validity of the securities

In the opinion of Davis Polk & Wardwell LLP, as special counsel to MSFL and Morgan Stanley, when the securities offered by this pricing supplement have been issued by MSFL pursuant to the MSFL Senior Debt Indenture (as defined in the accompanying prospectus), the trustee and/or paying agent has made, in accordance with the instructions from MSFL, the appropriate entries or notations in its records relating to the master note that represents such securities (the “master note”), and such securities have been delivered against payment as contemplated herein, such securities will be valid and binding obligations of MSFL and the related guarantee will be a valid and binding obligation of Morgan Stanley, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (ii) any provision of the MSFL Senior Debt Indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of Morgan Stanley’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the MSFL Senior Debt Indenture and its authentication of the master note and the validity, binding nature and enforceability of the MSFL Senior Debt Indenture with respect to the trustee, all as stated in the letter of such counsel dated September 23, 2025, which was filed as an exhibit to a Current Report on Form 8-K by the Company on September 23, 2025.

October 2025 Page 18

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. When you read the accompanying product supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated November 16, 2023

Prospectus dated April 12, 2024

Terms used but not defined in this document are defined in the product supplement for principal at risk securities or in the prospectus.

October 2025 Page 19

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Annex A	EURO STOXX 50® Index Overview

The CSI Overseas China Internet Index

General

All information contained in this document regarding the CSI Overseas China Internet Index, including, without limitation, its make-up, performance, method of calculation and changes in its components, has been derived from publicly available sources, without independent verification. This information reflects the policies of and is subject to change by China Securities Index Company Limited (“CSI”). The CSI Overseas China Internet Index is calculated, maintained and published by CSI. CSI does not have any obligation to continue to publish, and may discontinue the publication of, the CSI Overseas China Internet Index.

The CSI Overseas China Internet Index is a modified free float-adjusted market capitalization-weighted index that is designed to measure the overall performance of overseas-listed Chinese Internet companies.

The CSI Overseas China Internet Index is reported by Bloomberg L.P. in U.S. dollars under the ticker symbol “H11137.”

Eligibility Criteria

Hong Kong listed securities should satisfy the following conditions:

●Primarily listed on the Hong Kong Stock Exchange (main exchange or the Growth Enterprise Market);

●Listed for more than 3 months unless the market value of its initial public offering (“IPO”) exceeds 3 billion USD; and

●Listed by a Chinese company that meets one of the following three criteria: (i) is incorporated in mainland China; (ii) has its operation center in mainland China; or (iii) derives at least 50% of its revenue from mainland China.

Hong Kong listed securities that meet any of the following conditions will be excluded from the eligible universe:

●Securities whose average daily closing price in the most recent year is less than 0.1 HKD;

●Securities whose average daily closing price in the most recent year is less than 0.5 HKD or earnings per share in the most recent annual report is negative; or

●Securities whose cumulative average daily market capitalization coverage in the most recent three months is beyond 90%, after having ranked the securities by the average daily turnover ratio (which is the daily trading value divided by total market capitalization) in descending order and calculated the cumulative average daily market capitalization coverage for each security.

Other markets listed securities should satisfy the following conditions:

●Listed for more than 3 months unless the market value of its IPO exceeds 3 billion USD; and

●Listed by a Chinese company that meets one of the following three criteria: (i) is incorporated in mainland China; (ii) has its operation center in mainland China; or (iii) derives at least 50% of its revenue from mainland China.

Constituent Selection

All securities whose average daily trading value in the past year is less than 3 million USD or average daily market capitalization in the past year is less than 2 billion USD are removed from the eligible universe.

From the remaining securities, securities are chosen for inclusion in the CSI Overseas China Internet Index if they are assigned to one of the following categories, as determined by CSI:

●Internet Software & Services (companies developing and marketing internet software and/or providing internet services);

●Home Entertainment Software (manufacturers of home entertainment software and educational software primarily for home use);

●Internet Retail (companies providing retail services primarily on the internet);

●Internet Service (companies providing commercial services primarily on the internet); or

●Mobile Internet (companies developing and marketing mobile internet software and/or providing mobile internet services).

Constituent Weightings

The constituents are ranked by adjusted USD market capitalization subject to a cap of 10%. The weight of constituents is determined according to the following methodology:

October 2025 Page 20

Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

Stage 1. Any constituent whose weight is greater than 10% is capped at 10% and the weights of all lower ranking constituents are increased as a result. The weights of the lower ranking constituents are then checked and if any exceed 10%, they are capped at 10% and the process is repeated until no constituent has a weight that exceeds 10%.

Stage 2. If the total weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, then the capping process continues with Stage 3 below. Otherwise, no further action is required.

Stage 3. If more than one security is capped at 10%, then the weights of all subsequent constituents previously capped at 10% are changed in accordance with the following rules:

a)

If the weight of the second largest constituent is greater than 9%, the constituent’s weight is capped at 9% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

b)

If the weight of the third largest constituent is greater than 8%, the constituent’s weight is capped at 8% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

c)

If the weight of the fourth largest constituent greater than 7%, the constituent’s weight is capped at 7% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

d)

If the weight of the fifth largest constituent greater than 6%, the constituent’s weight is capped at 6% and the weights of the lower ranking constituents are increased accordingly. Following this step, if the total weight of those constituents whose individual weights exceed 5% is greater than 40%, then the procedure moves to the next step.

e)

If the weight of the sixth largest constituent and any lower ranking constituents is greater than 4% then those constituents’ weights are capped at 4% and the weights of the lower ranking constituents are increased accordingly.

Stage 4. Following the application of Stage 3, the weights of the constituents are checked. If the total weight of those constituents whose individual weights exceed 5% is greater than 40% in the aggregate, then further capping is required. The stages above are repeated if necessary.

Index Calculation

The CSI Overseas China Internet Index is a modified free float-adjusted market capitalization-weighted index. The CSI Overseas China Internet Index is calculated using the following formula:

Float Adjustment. CSI defines free-float of a constituent as the shares outstanding and tradable in the security market. The identification and calculation of free float by CSI is based on objective information including prospectuses and listing notices, periodic reports and temporary reports. CSI tracks the changes of free-float shares and adjusts free-float changes resulting from shareholder’s behavior every six months. All restricted shares subject to a lock-in period are deemed to be non-free float. Non-restricted shares will be deemed to be non-free float if (a) they fall into one of the following types of shares: (1) shares held by founders of the company or their families, and by senior executives, by directors, or by supervisors, etc.; (2) shares held by the government or its subsidiaries; (3) shares held by strategic investors for long-term strategic interest; or (4) shares held by employee share plans; and (b) the holdings by shareholders or shareholders acting in concert are 5% or greater; otherwise, they will be deemed to be free float. Restricted shares after the lock-in period are treated in the same way as non-restricted shares.

The weight factor is a value between 0 and 1 and is determined as described under “— Constituent Weightings” above.

Exchange Rate. The price of each component stock and the total market capitalization as of the base date are converted into USD equivalents using the relevant exchange rates as of the applicable dates. Exchange rates are sourced from the data providers as designated by CSI from time to time. The real-time calculation of the CSI Overseas China Internet Index is based on the real-time price date published by the stock exchanges during trading hours through their quotation system. The real-time exchange rate is used to calculate the real-time index; the exchange rate at the index closing time is used to calculate the index closing level.

Divisor. The purpose of the index divisor is to maintain the continuity of an index level following a change to the constituent list, a capital change in the index constituents or an index constituent’s market value changes due to non-trading factors. The new divisor is derived from the following formula:

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Morgan Stanley Finance LLC

Market Linked Securities — Auto-Callable with Leveraged Upside Participation and Contingent Downside

Principal at Risk Securities Linked to the KraneShares CSI China Internet ETF due October 27, 2028

The new divisor derived from this formula will be used for the future index calculation.

Index Review

The CSI Overseas China Internet Index is adjusted and rebalanced semi-annually during the last ten days of May and November of each year. The adjustment will be effective as of the next trading day after the second Friday in June and December.

A weight factor is assigned to each constituent at each rebalancing date. The effective date is the same as that of the constituent adjustment. The weight factor stays the same until the next rebalancing date.

Suspension. At the periodic index review, if an index constituent is suspended, CSI will determine its treatment as follows:

●Constituents that have been suspended for more than 25 trading days and have not resumed trading as of the deadline for data used for constituents’ eligibility review (April 30th for the May review and October 31st for the November review), if listed on the candidate deletion list, will be classified as priority deletion securities.

●CSI reports list of constituents that have been suspended close to 25 trading days as of the deadline for data used for constituents’ eligibility review to the index advisory committee. The committee discusses whether they should be classified as candidate deletion securities.

●If the deletion securities are under suspension and the reason for suspension is a significant negative event, then the constituent will be deleted from the index at the price of 0.00001 Yuan. In the event that such securities resume trading at least one trading day prior to the effective date, CSI will amend the deletion price to market price and publish an announcement. Under any other conditions, a suspended constituent will be deleted from the index at its closing market price before suspension.

For suspended companies that are not currently constituents of the CSI Overseas China Internet Index, CSI determines their treatment as follows:

●Securities that are under suspension and without a clear expectation of trading resumption on the date of the index advisory committee meeting will not be able to be selected as candidates for inclusion in the CSI Overseas China Internet Index.

●Securities that have been suspended for more than 25 trading days during the data period used for constituents’ review are eligible for inclusion in the index only if they have resumed trading for 3 months, except in special circumstances approved by the index advisory committee.

●For new additions suspended between the announcement date and the effective date of the periodic review, CSI will decide whether to adjust the addition or not.

Corporate Action Related Changes

In the case of exceptional corporate events, CSI will review the CSI Overseas China Internet Index and make necessary ongoing adjustments between index reviews in order to maintain the representativeness of the index and ensure it is investable. These corporate events include IPOs, mergers and acquisitions, spin-offs, suspensions, delistings, bankruptcies, cash or stock dividends, stock splits or reverse stock splits, rights issues and secondary offerings.

Base Date

The CSI Overseas China Internet Index has a base date of June 29, 2007, with a base value of 1,000 on that date.

Index Governance

CSI annually reviews the index calculation and maintenance methodology and other index policy documents to ensure that the CSI Overseas China Internet Index continues to achieve the stated objectives. After the regular review is completed, an annual review report is produced and presented to the index oversight committee.

CSI may review index methodology documents outside the annual scheduled reviews based on, but not limited to, one of the following: underlying market environment review, market participant feedback, problems identified in index management or unusual corporate events treatment.

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